Exhibit 10.26
HCA SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     HCA Inc. (“Company”) hereby adopts this Second Restatement of the HCA Supplemental Executive Retirement Plan (the “Plan”), effective this 22nd day of December, 2010. The Plan was originally adopted effective July 1, 2001, and was amended and restated in the First Restatement of the HCA Supplemental Executive Retirement Plan, generally effective as of January 1, 2007. The Plan is an unfunded, nonqualified deferred compensation arrangement for a select group of management or highly compensated employees.
ARTICLE I
Definitions
“Actuarial Factors” means (a) interest at the long-term Applicable Federal Rate under Code Section 1274(d) or any successor thereto as of the first day of November preceding the Plan Year in which the Participant’s Retirement, death, Disability, or termination with Benefit rights under Section 5.3 or 6.2 occurs, and (b) mortality being the applicable Code Section 417(e)(3) mortality table, as specified and changed by the U.S. Treasury Department.
“Benefit” or “Benefits” means the amount to which a Participant is entitled pursuant to Article III.
“Benefits Appeals Committee” means the Benefits Appeals Committee of the Company.
“Board” means the Board of Directors of the Company.
“Cause” means the Participant’s commission of a felony or other violation of law involving embezzlement, fraud, or other material breach of the Participant’s duty of loyalty to the Employer which results in harm to the Employer. The determination of whether Cause exists will be made by the Committee after conducting a reasonable investigation and providing the Participant with an opportunity to present evidence on his behalf.
“Change in Control” means: (a) a change in ownership of the Company; (b) a change in effective control of the Company; or (c) a change in the ownership of a substantial portion of the assets of the Company, all within the meaning given such terms under Code Section 409A. As a general overview, Code Section 409A’s definition of these terms is as follows: (a) a “change in ownership of the Company” means the date on which one person or entity, or more than one person or entity acting as a group, acquires (together with stock previously held) ownership of greater than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company (when such acquirer(s) previously owned less than fifty percent (50%) of the value and voting power of such stock); (b) a “change in effective control of the Company” means either: (i) the date on which one person or entity, or more than one person or entity acting as a group, acquires (or has acquired) during the 12-month period ending on the date of the most recent acquisition by such acquirer(s) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power; or (ii) the date on which a majority of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to such appointment or election; and (c) a “change in ownership of a substantial portion of the assets of the Company” means the date on which one person or entity, or more than one person or entity acting as a group, acquires (or has acquired) during the 12-month period ending on the date of the most recent acquisition by such acquirer(s) assets from the Company that have a total gross fair market value equal to or more than 40 percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition(s), provided that a sale to a related person or entity or a group of related persons and/or entities will not constitute a change in ownership of a substantial portion of the assets of the Company, as provided in Code Section 409A.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and other official guidance issued thereunder.
“Committee” means the Compensation Committee of the Company.
“Company” means HCA Inc., a Delaware corporation, and any corporate successor(s) thereto.
“Compensation” means, consistent with the definition of “Pay Average,” base compensation (including Code Section 125 and Code Section 401(k) deferrals), including any base compensation payments made pursuant to an employment agreement, and payments under the Company’s Performance Excellence Program (“PEP”), including any portion of the PEP payments made under the 2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates, or a predecessor program, regardless of when the benefits vested, but excluding severance pay, whether paid pursuant to an employment agreement, a plan or otherwise.
“Disability” or “Disabled” means a total and permanent disability as defined in the HCA 401(k) Plan. A Participant shall be considered Disabled only if the Participant files with the Plan Sponsor’s Benefits Department a copy of the certification of the Social Security Administration stating that the Participant has qualified for Social Security disability benefits under Section 423 of Title 42 of the U.S. Code and the Participant furnishes evidence to the satisfaction of the Plan Sponsor’s Benefits Department that the Participant’s Disability occurred while the Participant was an active Employee.
“Early Offset” means the sum of the employer-funded portion of (1) the accrued benefits under the Qualified Plans, (2) the Qualified Plans’ Distribution Amount, (3) the accrued benefits under the Nonqualified Plan, and (4) the Nonqualified Plan Distribution Amount, increased by the current interest rate of the Actuarial Factors for each year and fraction thereof between the month coincident with or next following the date of the Participant’s Separation from Service and the date that the Participant would attain age 55 if he lived (not increased, if the Participant has already attained age 55 or the Benefit is calculated when the Participant attains age 55), and then converted to a life annuity utilizing the Actuarial Factors. For these purposes, any employer-funded amount paid or payable to a spouse or former spouse in conjunction with a Qualified Domestic Relations Order (QDRO) is deemed to have been paid or to be payable to the Participant.
“Early Retirement” means a Participant’s Separation from Service prior to Normal Retirement but after attaining age 55, and after performing 20 or more Years of Service. The 20 Years of Service requirement of the preceding sentence is waived with respect to those individuals who were Participants on July 1, 2001.
“Employee” means an employee of Employer.
“Employer” means the Company or any Subsidiary.
“Good Reason” means: (a) material diminution of position, as determined by the Committee; (b) material reduction of compensation and/or benefits, as determined by the Committee; or (c) relocation beyond fifty (50) miles from Employee’s current office.
“Nonqualified Plan” means the HCA Restoration Plan. If, as of the date on which a Participant commenced (or commences) participation in this Plan, or January 1, 2009 if later, the Participant has earned a benefit under any other nonqualified retirement plan or arrangement of the Employer (or an entity that is a predecessor of the Employer) under which the accrued benefit was then frozen (i.e., accruals and all other adjustments, such as for investment experience, have ceased) or had previously been distributed to the Participant, such arrangement shall also be considered a “Nonqualified Plan” for purposes of this Plan.
“Nonqualified Plan Distribution Amount” means the amount previously distributed to the Participant from the Nonqualified Plan that is attributable to employer contributions, regardless of when distributed, increased for earnings at a rate of return of 7.5 percent per annum for each calendar year (or portion thereof) between the date of distribution and the first day of the month coincident with or next following the date of Retirement, death, or Disability (or other Separation from Service with Benefit rights).
“Normal Offset” means the sum of the employer-funded portion of (1) the accrued benefits under the Qualified Plans, (2) the Qualified Plans’ Distribution Amount, (3) the accrued benefits under the Nonqualified Plan, and (4) the Nonqualified Plan Distribution Amount, increased by the current interest rate of the Actuarial Factors for each year until the date that the Participant would first be eligible for Normal Retirement (if he lived), and then converted to a life annuity utilizing the Actuarial Factors. For these purposes, any employer-funded amount paid or payable to a spouse or former spouse in conjunction with a QDRO is deemed to have been paid or to be payable to the Participant.
“Normal Retirement” means a Participant’s Separation from Service at or after either: (a) age 65; or (b) age 62 and performance of ten (10) Years of Service subject to the age 60 exception of Section 5.3 (if applicable). The 10 Years of Service requirement of the preceding sentence is waived with respect to individuals who were Participants on July 1, 2001.
“Participant” means an Employee listed at any time on Schedule A, as amended from time to time by the Committee or the Board, or a former Employee who has not received all of the benefits to which he/she is entitled under the Plan, as determined by the Committee.
“Pay Average” means the total Compensation during the 60 consecutive month period within the 120 consecutive month period immediately preceding Retirement, Disability or death (or other Separation from Service with Benefit rights) for which the total Compensation is greatest, divided by five (5). For this purpose, all payments made under the Company’s Performance Excellence Program (“PEP”), including any portion of the PEP payments made under the 2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates, or a predecessor program, within a calendar year will be considered to have been made in March of such year.
“Plan” means this HCA Supplemental Executive Retirement Plan, as it may be amended from time to time.
“Plan Sponsor” means HCA Inc. and any successor(s) thereto.
“Plan Year” means the calendar year.
“Qualified Plans” means, collectively, the HCA Retirement Plan (prior to its merger into the HCA 401(k) Plan), the HCA 401(k) Plan (including benefits of plans previously merged into the HCA 401(k) Plan) and any other tax-qualified plan (as defined in Code Section 401(a)) maintained by Employer or a predecessor employer, as amended from time to time.
“Qualified Plans’ Distribution Amount” means the amount previously distributed to the Participant from the Qualified Plans, increased for earnings at a rate of return of 7.5 percent per annum for each calendar year (or portion thereof) between the date of distribution and the first day of the month coincident with or next following the date of Retirement, Disability or death (or other Separation from Service with Benefit rights).
“Retirement” means Normal Retirement or Early Retirement.
“Separation from Service” or “Separate from Service” means the termination of employment with the Company and all members of the controlled group in such a manner as to constitute a “separation from service” (other than death) within the meaning of Code Section 409A.
     As a general overview of Code Section 409A’s definition of “separation from service”, a Participant separates from service if the Participant has a termination of employment (other than for death) with the Company and all members of the controlled group, determined in accordance with the following:
a.	Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or, if longer, so long as the Participant retains a right to reemployment with the Company or a member of the controlled group under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the Participant will return to perform services for the Company or a member of the controlled group. If the period of leave exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6-month period.

b.	Status Change. Generally, if a Participant performs services both as an Employee and an independent contractor, the Participant must separate from service both as an Employee and as an independent contractor pursuant to standards set forth in Treasury Regulations to be treated as having a separation from service. However, if a Participant provides services as an Employee and as a director, the services provided as a director are not taken into account in determining whether the Participant has a separation from service as an Employee for purposes of this Plan.

c.	Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company, all members of the controlled group and the Participant reasonably anticipate that (1) no further services will be performed after a certain date, or (2) the level of bona fide services the Participant will perform after such date (whether as an Employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company and all members of the controlled group if the Participant has been providing services to the Company and all members of the controlled group for less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an Employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly-situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection a. above, for purposes of this subsection, the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (including for purposes of determining the applicable 36-month (or shorter) period).
d.	Controlled Group. For purposes of this Section, the term “controlled group” means any other entity that would be required to be aggregated with the Company under Code Sections 414(b) or (c), except the term “controlled group” shall include the Company and all entities that would be treated as a single employer with the Company under Code Section 414(b) or (c) using “at least 50 percent” in lieu of “at least 80 percent” in applying such rule.
“Subsidiary” means a company or an unincorporated organization with which Company is affiliated under Code Sections 414(b), (c), or (m).
“Year of Service” means any Plan Year during which a Participant performs 1,000 or more hours of service for Employer, as determined under the HCA 401(k) Plan. Years of Service shall include years of service prior to 2002 under the former HCA Retirement Plan (or its predecessor), including years of service with a prior employer, as provided in the former HCA Retirement Plan. With approval of the Chairman of the Board or the Committee, Years of Service shall also include any Years of Service agreed to be granted under this Plan in writing to any Participant then holding the position of Division President or Division CFO. With the approval of the Committee, Years of Service shall also include any Years of Service agreed to be granted under this Plan in writing to any Participant who is not then a Division President or a Division CFO. If a Participant is removed prospectively from Schedule A pursuant to the last sentence of Section 8.1 but continues employment with the Employer, he shall continue to accrue Years of Service credit in accordance with the provisions hereof for purposes of determining his eligibility for Retirement, but will receive no further Years of Service credit for purposes of calculating the amount of his Benefit under Section 3.1 unless and until he is again listed on Schedule A (in which case he shall resume the accrual of Years of Service for Benefit purposes as of the date he is again listed). In no event will any Participant’s number of Years of Service exceed twenty-five (25).
ARTICLE II
Participation
2.1	General. The Plan is intended to qualify as a “top hat” plan under 29 U.S.C. §1051(2). Accordingly, only a select group of management or highly compensated employees of the Employer may participate in the Plan. Any provision of this Plan or any action taken by the Board, the Committee or Employer which would cause the Plan to fail to qualify as a top hat plan under 29 U.S.C. §1051(2) will be void.

2.2	Election to Participate Not Necessary. Only those Employees listed on Schedule A shall be eligible to participate. An Employee chosen by the Board or the Committee to participate need not take any action in order to participate.

ARTICLE III
Amount of Benefits
3.1	Benefit Amount.
(a)	The amount of a Participant’s annual Benefit in the form of a life annuity beginning as of the first day of the month coincident with or next following Normal Retirement will be calculated as follows:
(i)	Schedule A Accrual Rate Percentage (i.e., 2.2% or 2.4%) for the Participant multiplied by the Participant’s Years of Service, multiplied by the Participant’s Pay Average; less

(ii)	The life annuity amount calculated as of the first day of the month coincident with or next following the Normal Retirement date, produced by the sum of the employer-provided amount for the Participant of (1) the accrued benefits under the Qualified Plans, (2) the Qualified Plans’ Distribution Amount, (3) the accrued benefits under the Nonqualified Plan, and (4) the Nonqualified Plan Distribution Amount, utilizing the Actuarial Factors to convert any amount or benefit to a life annuity.
(b)	The amount of a Participant’s annual Benefit in the form of a life annuity beginning as of the first day of the month coincident with or next following Early Retirement will be calculated as follows:
(i)	Schedule A Accrual Rate Percentage (i.e., 2.2% or 2.4%) for the Participant multiplied by the Participant’s Years of Service, multiplied by the Participant’s Pay Average; with such amount then reduced by three percent (3%) for each year that Retirement occurs before the Participant would have attained eligibility for Normal Retirement with continued service, but after attainment of age 55, provided that, in the case of a fractional part of a year, this reduction factor will be adjusted by straight-line interpolation; less

(ii)	The life annuity amount calculated as of the first day of the month coincident with or next following the Early Retirement date, produced by the sum of the employer-provided amount for the Participant of (1) the accrued benefits under the Qualified Plans, (2) the Qualified Plans’ Distribution Amount, (3) the accrued benefits under the Nonqualified Plan, and (4) the Nonqualified Plan Distribution Amount, utilizing the Actuarial Factors to convert any amount or benefit to a life annuity.
(c)	If a Benefit is payable for a reason other than Retirement, and the Early Retirement three percent (3%) reduction of subsection (b)(1) is used in calculating the Benefit amount, then the Benefit payable is calculated as follows: (a) first, the gross Benefit amount (i.e., pre offset) is calculated at the date the Participant would have attained age 55 (or to the current calculation date, if the Participant has already attained age 55) using the formula supplied in subsection (b)(1) of this section; (b) second, the amount determined under immediately preceding clause (a) is reduced by the Early Offset; and (c), last, for Benefits payable prior to the date the Participant would have attained age 55, the net of immediately preceding clause (a) minus immediately preceding clause (b) is reduced to the present value utilizing the Actuarial Factors.

If a Benefit is payable for a reason other than Normal Retirement and the Early Retirement three percent (3%) reduction of subsection (b)(1) is not used to calculate the Benefit amount, then the Benefit payable is calculated as follows: (a) first, the gross Benefit amount (i.e., pre offset) is calculated at the earliest future date for Normal Retirement assuming the Participant lived to such date using the formula of subsection (a)(1) of this section, (b) second, the amount determined under the immediately preceding clause (a) is reduced by the Normal Offset; and (c) last, the net of immediately preceding clause (a) minus immediately preceding clause (b) is reduced to present value utilizing the Actuarial Factors. For purposes of clause (a) of the preceding sentence and the definition of Normal Offset, Normal Retirement age will be (i) age 62 if the Participant has ten (10) or more Years of Service or was employed on July 1, 2001; (ii) notwithstanding clause (i), age 60 if the Participant was employed by Employer and a Participant on November 16, 2006; and (iii) age 65 if neither clause (i) nor clause (ii) applies.

Subject to the provisions of Article V and the provisions of Section 6.2, should a Participant retire or cease working for the Employer prior to satisfying the Retirement conditions, he shall receive nothing from the Plan
3.2	FICA and Withholding. To the extent permissible under Code Section 409A, a payment will be made to or on behalf of the Participant to pay the amount of Federal Insurance Contributions Act (FICA) tax required to be paid or withheld with respect to his Plan Benefit, together with any amounts required to be withheld for income taxes payable as a result of the FICA tax payment, without regard to whether a Plan Benefit is otherwise then payable. Plan Benefit(s) will be reduced by the actuarial equivalent of the payment, utilizing the Actuarial Factors.
ARTICLE IV
Optional Benefit Forms, Elections
and Timing of Benefits
4.1	Benefit Payments.
(a)	Subject to subsections (c) and (d) below, a Participant who is entitled to a Benefit pursuant to Section 3.1 upon Early Retirement or Normal Retirement will be paid that Benefit in the form of a monthly-paid life annuity supplied by the Company from its general assets. Payment of annuity Benefits pursuant to this subsection (a) or subsection (b) will commence during the month the first day of which is coincident with or next following the date that is six (6) months after the date of Retirement. Annuity payments will be calculated as of the first day of the month coincident with or next following the Early or Normal Retirement date, and a lump-sum payment amount of the first six monthly payments plus interest earnings calculated at the interest rate of the Actuarial Factors will be paid with the first annuity payment, to cover the full months after the applicable Early or Normal Retirement date and prior to the first day of the month of the initial payment date.

(b)	If a life annuity is the applicable Retirement Benefit form, in lieu of a life annuity, within the period beginning 90 days prior to the Retirement date and ending 30 days prior to the first day of the month in which annuity payments will begin (pursuant to subsection (a)), a married Participant may elect to receive his Benefit in the form of a joint and 50 percent, 75 percent or 100 percent survivor annuity payable over the joint lives of the Participant and the spouse which is actuarially equivalent (utilizing Actuarial Factors) to the life annuity. In the event of such an election, if the Participant is not married as of his Retirement date (i.e., due to subsequent divorce or death of the spouse), his Benefit will be paid in the form of a life annuity, and no survivor benefits will be paid to anyone after the death of the Participant.
(c)	A Participant who experiences Retirement or other Separation from Service with Benefit rights after 2008 will receive his Benefit in the form of a lump-sum distribution in cash if (1) the Participant elects the lump-sum distribution Retirement Benefit prior to 2009 (or prior to the first day of participation, with respect to an individual who first becomes a Participant after 2008), or (2) the Participant fails to elect the annuity form of payment with respect to his Retirement Benefits prior to 2009 (or prior to the first day of participation, with respect to an individual who first becomes a Participant after 2008). If a Participant experiences Retirement or other Separation from Service with Benefit rights prior to 2009, and has not elected an annuity form of Retirement Benefits payment prior to 2007, then his Benefits will be paid in the form of a lump-sum distribution. (Distribution election forms were distributed in 2006 for submission prior to 2007, and (again) in 2008 for submission prior to 2009.) Any lump sum will be paid during the month the first day of which is coincident with or next following the date that is six (6) months after the date of Retirement. Any lump-sum distribution payment will be calculated as of the first day of the month coincident with or next following the Early or Normal Retirement date, or other date of Separation from Service with Benefit rights, and the lump-sum payment amount will include interest earnings from such calculation date through the payment date at the interest rate of the Actuarial Factors.

(d)	Notwithstanding the preceding provisions of this Section 4.1 or any other provision of the Plan, in the case of a Participant who experiences a Retirement, Separates from Service with Benefit rights under Section 5.3, incurs a Disability, or dies on or after January 1, 2006, the Committee shall pay the Participant’s Benefit in a lump-sum distribution in cash if the present value of the Benefit, as calculated using Actuarial Factors as the first day of the month coincident with or next following Retirement, Separation from Service with Benefit rights under Section 5.3, death or Disability (whichever is applicable), excluding consideration of the FICA tax Benefit adjustment of Section 3.2, does not exceed $1,000,000.

(e)	Should a Benefit payment be delayed (to the extent permissible under Code Section 409A) and the primary cause thereof is not any action(s) or failure(s) to act of the Participant or other payee, then the delayed payment will bear interest at the interest rate of the Actuarial Factors. Benefit payments will be calculated as of the first day of a month.
4.2	Election of Benefit Forms. With respect to individuals who are Participants prior to 2009, an election of payment form (lump-sum or annuity) applicable to Benefits payable after 2008 must be separately elected with respect to Retirement, death and Disability prior to 2009 on a form supplied by the Committee. Any election made in accordance with the preceding sentence prior to 2008 (including any election made in 2006) may be changed prior to 2009, and the new election will apply if Retirement or Separation from Service with Benefit rights occurs after 2008. With respect to any individual who becomes a Participant after 2008, the Participant will be given the opportunity to elect payment forms with respect to Retirement, death and Disability prior to his first day of participation. If a Participant fails to properly and timely elect how his Benefit should be paid (with respect to Retirement, death or Disability), then his Benefit will be paid in the form of a lump-sum distribution with respect to any event (i.e., Retirement, death or Disability) for which a payment form has not been elected. The provisions of this section (i.e., the ability to choose the form of payment) are subject to the $1,000,000 automatic lump-sum provision of Section 4.1. Prior to 2007, the sole form of payment was an annuity, except that a lump-sum was potentially payable prior to 2005, as specified under the terms of the original (2001) Plan document.
4.3	Delay and Acceleration. Notwithstanding any other provision of this Plan to the contrary, to the extent permissible under Code Section 409A, Benefit payments will be delayed if the Committee believes that delay is necessary to: (a) cause payments not to exceed the limit of Code Section 162(m); (b) prevent a violation of Federal securities laws or other laws; or (c) satisfy the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA). Delay may also be applied by the Committee due to events and conditions prescribed by the Internal Revenue Service. Notwithstanding any other provision of this Plan to the contrary, to the extent permissible under Code Section 409A, Benefit payments will be accelerated if the Committee believes that acceleration is necessary to: (a) comply with a domestic relations order that is legally binding with respect to the Plan; (b) comply with an ethics agreement with the Federal government; (c) comply with a federal, state, local or foreign ethics law or conflicts of interest law; (d) pay FICA tax or income taxes payable as a result of the FICA tax payment on Plan benefits (as described in Section 3.2); or (e) resolve a bona fide dispute as to a right to payment.
ARTICLE V
Death, Disability and Change in Control
5.1	Death.
(a)	Subject to subsection (b) below and Section 4.1(d), in the event of the death of a married Participant prior to Retirement but after attainment of age 55, or after Retirement but before any Benefits are received from the Plan and after attainment of age 55, an annuity will be supplied for the benefit of the Participant’s surviving spouse with payments beginning as soon as administratively feasible following death (but no later than the 15th day of the third month following the month of death) which will provide the surviving spouse with payments for life equal to the 100 percent survivor portion of a joint and 100 percent survivor annuity which could have been provided (assuming eligibility conditions met) for the Participant and spouse with the Participant’s Benefit as determined on the day immediately preceding the date of the Participant’s death. The Early Retirement factors supplied in Section 3.1(b)(1) will be utilized to calculate the Benefit that would exist if a life annuity was payable. (Such Benefit amount will then be utilized to calculate the actual survivor annuity Benefit.) Subject to subsection (b), in the event of death of a married Employee who is a Participant prior to age 55, an annuity will be supplied for the Participant’s surviving spouse with payments beginning as soon as administratively feasible following death (but no later than the 15th day of the third month following the month of death) which will supply the surviving spouse with payments for life equal to the 100% survivor portion of a joint and 100% survivor annuity which could have been provided (assuming eligibility conditions were met) for the Participant and spouse with the Participant’s Benefit as determined on the day immediately preceding the date of the Participant’s death. The Early

Retirement factors supplied in Section 3.1(b)(1) will be utilized to calculate the Benefit at age 55, and the Actuarial Factors will then be utilized to determine the benefit payable on the day immediately preceding the date of the Participant’s death. (Such Benefit amount shall then be utilized to calculate the actual survivor annuity Benefit.) Notwithstanding any provision of the Plan to the contrary, no death Benefits whatsoever will exist or be paid for a single Participant, even if the Participant terminated employment or Retired prior to death.
(b)	The death benefit payable pursuant to subsection (a) with respect to a married Participant who dies on or after January 1, 2009 will be paid to the Participant’s surviving spouse in a lump sum in cash if (1) the Participant elects the lump-sum distribution death Benefit form prior to 2009 (or prior to the first day of participation, with respect to an individual who first becomes a Participant after 2008), or (2) the Participant fails to elect the annuity form of payment with respect to his death Benefits prior to 2009 (or prior to the first day of participation with respect to an individual who first becomes a Participant after 2008). If a Participant dies in 2007 or 2008 and did not elect an annuity with respect to his death Benefit prior to 2007, then the death benefit will be paid in the form of a lump-sum distribution. (The ability to elect an annuity was provided in 2006 and (again) in 2008.) The lump-sum distribution will be calculated as of the first day of the month coincident with or next following the Participant’s death, and it will be actuarially equivalent (based on the Actuarial Factors) to the survivor benefit of the applicable joint and survivor annuity commencing on such date. Any lump sum will be paid as soon as administratively feasible following the date of death (but no later than the 15th day of the third month following the month of death). Interest earnings will not be paid. If a lump sum election has been made and there is no surviving spouse, no benefits whatsoever will be paid. If the surviving spouse should die before payment of the lump-sum is made, then no death Benefits whatsoever will exist or be paid.

(c)	If a married Participant who qualifies for a Benefit under Section 5.3 dies after terminating employment (but prior to Retirement), then his spouse will be entitled to: (a) the lump-sum benefit that he would have received had he lived, if a lump-sum was payable; (b) the survivor benefit of the annuity form chosen, if a joint and survivor annuity was elected; (c) no Benefit, if a life annuity was elected; or (d) the survivor benefit of a 100 percent survivor annuity, if a lump-sum is not the automatic payment form and no payment form was elected.
5.2	Disability.
(a)	Subject to subsection (b) below, in the event of the Disability of a Participant prior to Retirement, the Benefit amount determined as of the date of Disability will be utilized to supply an annuity (either a life annuity or a joint and survivor annuity) pursuant to the annuity terms of Sections 3.1 and 4.1 with payments to begin at age 55 (or, if the Participant has already attained age 55, immediately following the date of notification to the Plan Sponsor of the determination of Disability by the Social Security Administration (SSA)), provided that if payments begin prior to age 62 (age 60 for Participants entitled to the benefit of the Change in Control provisions of Section 5.3), they will be reduced to age 55 in accordance with the Early Retirement provisions of Section 3.1. Subject to subsection (b), a single Participant shall receive a life annuity, and a married Participant shall receive either a life annuity or a joint and survivor annuity. However, in accordance with the lump sum payment provision of Section 4.1(d), if the present value of the Benefit does not exceed the amount described (and calculated) pursuant to Section 4.1(d), it will be paid as a lump-sum distribution as administratively feasible following the determination of Disability (but no later than the 15th day of the third month following the month of the determination).
(b)	In the case of a Participant who incurs a Disability on or after January 1, 2009, the Disability Benefit payable pursuant to subsection (a) will be paid to the Participant in a lump sum in cash if (1) the Participant elects the lump-sum distribution Disability benefit form prior to 2009 (or prior to the first day of participation, with respect to an individual who first becomes a Participant after 2008), or (2) the Participant fails to elect the annuity form of payment with respect to his Disability Benefit prior to 2009 (or prior to the first day of participation with respect to an individual who first becomes a Participant after 2008). If a Participant becomes Disabled in 2007 or 2008 and did not elect an annuity with respect to his Disability Benefit prior to 2007, then the Disability Benefit will be paid in the form of a lump-sum distribution. (The ability to elect an annuity was provided in 2006 and (again) in 2008.) The lump-sum distribution will be calculated as of the first day of the month coincident with or next following the date of Disability, and it will be actuarially equivalent (based on the Actuarial Factors) to the life annuity determined under subsection (a). Any lump sum will be paid on or as soon as administratively feasible following the date of notification to the Committee of the determination of Disability by the Social Security Administration (SSA) (but no later than the 15th day of the third month following the month of the determination). The lump-sum payment amount will include interest earnings from the Disability determination date (i.e., the date the Participant was deemed disabled by the SSA), or, if later, the date of termination of employment with the Employer, through the payment date at the interest rate of the Actuarial Factors. In order to be eligible to receive a Disability Benefit, a Participant must file a claim for disability benefits with the SSA within three (3) months of cessation of employment, and must notify the Committee of the SSA’s Disability determination within three (3) months of the date of determination.

(c)	Notwithstanding the foregoing provisions of this section, to the extent permitted under Code Section 409A, if any payment in this Section 5.2 would reduce the amount payable to the Participant under any disability program of the Employer, payments hereunder shall not be made until such time as the payments would not result in a reduction in such disability benefits.
5.3	Change in Control. In the event of a Change in Control, with respect to Participants actively employed by Employer on the date of the Change in Control: (a) the Normal Retirement age will be age 60 (instead of age 62 with ten (10) Years of Service or age 65), without reduction of Benefits ordinarily applicable to Early Retirement; (b) for all Benefits payable prior to age 60, the reductions ordinarily applicable to Early Retirement in accordance with Section 3.1 for each year or partial year of payments prior to age 60 but after age 54 will apply with respect to individuals who either were Participants on July 1, 2001 or qualify for Early Retirement, and reductions based on the Actuarial Factors will apply for all other years; (c) the Benefit form and payment timing provisions of Section 4.1 applicable to Retirement will apply, such that (i) in accordance with the payment provisions of Section 4.1, a Participant who elected to receive a lump-sum distribution for Retirement Benefits will be paid his Benefits in a lump-sum on the first day of the month coincident or next following the date that is six (6) months after his date of Separation from Service following a Change in Control, and (ii) in accordance with the lump-sum payment provision of Section 4.1(d), a Participant who elected to receive annuity Retirement Benefits will be paid his Benefits in a lump-sum distribution on the first day of the month coincident or next following the date that is six (6) months after Separation from Service following a Change in

Control, if the present value of his Benefit does not exceed the amount described (and calculated) pursuant to Section 4.1(d); and (d) subject to the first two sentences of Section 6.1, all Benefits shall be nonforfeitable. In the event of termination of employment of Employee by Employer (or the successor employer) when Cause does not exist, or a termination of employment by the Employee when Good Reason exists, within six (6) months before or after the Change in Control, in addition to the provisions described in the preceding sentence, an additional three (3) Years of Service shall be granted (not to exceed 25, in total) and the noncompete provisions of Section 6.3 will not apply. In the event of a Change in Control as a result of consummation of the July 24, 2006 merger agreement between HCA Inc., Hercules Holding II, LLC and Hercules Acquisition Corporation, with respect to Plan Participants as of July 24, 2006, except as otherwise required by law, the Plan will not be terminated and, subject to the Plan’s limitations on benefit accrual, benefit accruals will not cease, on or after the consummation of such merger, until such time as all such Participants have become fully vested (or have had the opportunity to become fully vested) in the maximum Benefits available as of July 24, 2006.
ARTICLE VI
Rights of Participants; Forfeitability
6.1	General Creditors. Participants who are entitled to a Benefit have the status of general unsecured creditors of Employer. The Plan constitutes a mere promise by Employer to supply Benefits in the future. It is the intention of the Employer that the arrangements provided herein be “unfunded” for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”). Benefits shall be paid from the Employer’s general assets, except to the extent they are paid from a “rabbi trust” established by Employer.
6.2	Forfeitability of Benefits Upon Termination of Employment. Notwithstanding any preceding provision of this Plan to the contrary, a Participant who ceases to be an Employee prior to Early Retirement or Normal Retirement for a cause other than death while married or Disability shall receive no Benefits or anything whatsoever from this Plan. Notwithstanding the preceding sentence, a Participant who terminates employment prior to Retirement, death or Disability with Benefits accrued will be entitled to receive those Benefits, if any, that are granted in writing by (a) with respect to Participants who are not executive officers, the Chairman of the Board; and (b) with respect to any Participant, the Committee. If Benefits are so granted, such Benefits will be paid in the form of payment applicable upon Retirement in cash on the first day of the month coincident with or next following the date that is six (6) months after the date that the Participant Separates from Service, and subject to the otherwise applicable rules of Article IV. Such Benefits will include interest earnings calculated at the interest rate of the Actuarial Factors. In addition, with respect to a former Participant who returns to employment and again becomes a Participant: (a) the Chairman of the Board may in his discretion authorize prior Plan service to be credited to any Employee who is not an executive officer; and (b) the Committee may in its discretion authorize prior Plan service to be credited to any Participant.
6.3	Noncompete. A Participant shall forfeit his right to any further payments or Benefits from the Plan, and shall repay to the Employer the total amount of payments already made to him from (or with respect to) the Plan, if the Participant renders services for any health care organization at any time within the five (5) year period immediately following: (a) Disability; (b) Retirement; (c) Separation from Service, if Benefits have been granted pursuant to Section 6.2; or (d) unless the waiver provision in Section 5.3 applies, a Change in Control. The Chairman of the Board may waive all or part of the provisions of the preceding sentence with respect to Participants who are not executive officers, and the Committee may waive all or any part of such provisions with respect to any Participant.
ARTICLE VII
Administration and Miscellaneous
7.1	Administration. The Committee shall have discretionary authority to administer and interpret this Plan in accordance with the provisions of the Plan. Any determination or decision by the Committee shall be conclusive and binding on all persons who at any time have or claim to have any interest whatsoever under this Plan. The same powers will apply to the Benefits Appeals Committee, with respect to handling of appeals of denied claims.
7.2	Liability of Committee and Indemnification. To the extent permitted by law, no member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his own gross negligence or willful misconduct. Employer shall indemnify each member of the Committee against any and all claims, losses, damages and expenses incurred, including counsel fees, and against any liability, including any amounts paid in settlement with the Committee member’s approval, arising from action or failure to act, except when the same is judicially determined to be attributable to gross negligence or willful misconduct of the member.
7.3	Expenses and Books and Records. The books and records to be maintained for the purpose of the Plan, if any, shall be maintained by the officers and employees of Employer at the Employer’s expense and subject to the supervision and control of the Committee. All expenses of administering the Plan shall be paid by Employer.
7.4	Benefits Not Assignable. To the extent permitted by law, the right of any Participant in any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant; and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant. Any attempt by Participant to anticipate, alienate, sell, pledge, or encumber benefits shall, unless the Committee directs otherwise, result in forfeiture of entitlement to future Benefits. However, the terms of a domestic relations order that meets the requirements of a Qualified Domestic Relations Order (“QDRO”), as defined in Code Section 414(p), will be honored if it provides for payment of a lump-sum distribution within the two month period beginning one month after submission of the order to the Committee.
7.5	Governing Law. All rights and benefits hereunder shall be governed and construed in accordance with the laws of the State of Delaware, except to the extent that federal law supersedes or preempts state law.
7.6	Adoption by Subsidiaries Not Necessary. Employees of the Company and its Subsidiaries are potentially eligible to participate, and no separate adoption agreements are necessary by an Employee’s employer.
7.7	Severability. In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein. However, after deletion or elimination of any illegal or invalid provision, the remaining provisions of the Plan shall be construed in a manner so as to achieve, as closely as possible, the intent and objectives of the Plan, as provided by reading the Plan in its (pre-deletion) entirety.
7.8	Construction. The article and section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.
7.9	Information to be Furnished. Participants shall provide the Employer and the Committee with such information and evidence, and shall sign such documents, as may reasonably be requested from time to time for the purpose of administration of the Plan.
7.10	Tax Withholding. All benefit payments made to or in respect of a Participant under the Plan, as well as other interests of a Participant under the Plan, shall be subject to all income and employment tax withholdings and other deductions required by federal, state or local law.
7.11	Code Section 409A. This Plan is intended to comply with the requirements of Code Section 409A, to the extent applicable. The payments and benefits described in this Plan will be provided to Participants in a manner that will not cause the acceleration of taxation, or the imposition of penalty taxes or interest, under Code Section 409A, and this Plan shall be interpreted and administered accordingly. Except to the extent required or permitted under Code Section 409A, no benefit or payment under the Plan may be accelerated or delayed. Nothing in this Plan shall be construed as a guarantee or indemnity by the Company for the tax consequences of the payments described in the Plan, including any tax consequences under Code Section 409A, all of which shall be the responsibility of the Participant.
ARTICLE VIII
Amendment of Plan
8.1	Amendment. The Plan may be amended in any manner in whole or in part from time to time by the Board. However, no amendment may reduce the Benefits accrued through the date of the amendment. For this purpose, an optional form of Benefit or a Benefit payment option shall be considered neither a Benefit accrued nor an accrued Benefit, provided that (a) no amendment may be adopted after a Change in Control (or within six (6) months before a Change in Control) that would defer the timing of when benefits begin, and (b) on and after the date of a Change in Control, the benefit payment methods available to Participants must include a life annuity (subject to the Committee’s right to make lump-sum payments under Section 4.1). Subject to the preceding provisions of this Section 8.1, the Committee or the Board may revise Schedule A at will.
ARTICLE IX
Termination of Plan
9.1	Plan May Be Terminated At Any Time. The Plan has been created by Employer voluntarily. Employer reserves the right to terminate the Plan at any time. In the event of termination, no additional Benefits will accrue after the date of the Plan’s termination. Distribution will be made on account of Plan termination only to the extent permitted under, and in accordance with, the applicable requirements of Code Section 409A. For the foregoing purposes, the Benefit of a Participant who would have qualified for Early

Retirement if he had retired on the date of termination of the Plan will be entitled to have his Benefit calculated utilizing the Early Retirement Factors supplied in Section 3.1(b)(1). Otherwise, Early Retirement will not be taken into consideration in calculating benefits.
ARTICLE X
Claims Procedure
10.1	Filing of Claim. A Participant or Beneficiary shall make a claim for benefits under the Plan by filing a written request with the Committee upon a form to be furnished to him for such purpose. The Committee shall process claims for benefits on the basis of the records of the Committee and the Company. The Committee shall determine all questions arising in the administration, interpretation and application of the Plan. All such determinations shall be final, conclusive and binding, except to the extent that they are appealed in accordance with the claims procedure provided in this Article.
10.2	Denial of Claim. If a claim is wholly or partially denied, the Committee shall furnish the Participant or Beneficiary with written notice of the denial within a reasonable period of time after receipt of the claim by the Committee. This period will not exceed ninety (90) days after the date the original claim was filed, except that if special circumstances require an extension of time for processing, a decision will be rendered as soon as possible, but in no event later than one hundred and eighty (180) days after receipt of the claim. In the event that an extension of time is necessary, the Committee shall notify the claimant of such need; the reason(s) therefor; and the extension period prior to the expiration of the ninety (90) day review period. Any notice of denial shall provide (a) the reason for denial; (b) specific reference to pertinent Plan provisions on which the denial is based; (c) a description of any additional information needed to perfect the claim and an explanation of why such information is necessary; (d) an explanation of the Plan’s claims procedure; (e) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claimant’s claim; and (f) a statement notifying the claimant of his right to file a civil action under ERISA §502(a), following an adverse determination on appeal.
10.3	Review of Denial. The Participant or Beneficiary shall have sixty (60) days from receipt of a denial notice in which to make a written application for review by the Benefits Appeals Committee. The Participant or Beneficiary shall have the right to (a) representation; (b) review pertinent documents; and (c) submit written comments, documents, records and other information relating to the claim. Upon request, a claimant shall be provided, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. In considering an appeal, the Benefits Appeals Committee shall review and consider any written comments submitted by the Participant or by the Participant’s duly authorized representative, however, the right to appeal does not require the Benefits Appeals Committee to allow the Participant or the Participant’s representative to appear in person.
10.4	Decision Upon Review. The Benefits Appeals Committee shall issue a decision on such review within a reasonable period of time after receipt of an application for review as provided in Section 10.3. Except to the extent permitted by Department of Labor regulations (including the quarterly meetings exception of 29 CFR §2560.503-1(i)(1)(ii)), the period of time in which a decision shall be issued shall not exceed sixty (60) days after receipt of an application for review, except that if special circumstances require an extension of time for processing, a decision on review will be rendered as soon as possible, but in no event later than one hundred and twenty (120) days after receipt of an application for review. The time frame for response shall be tolled for any period during which the Benefits Appeals Committee is awaiting the receipt of information. In the event that an extension of time is necessary, the Benefits Appeals Committee shall notify the claimant of such need; the reason(s) therefor; and extension period prior to expiration of the sixty (60) day review period. If it is adverse to the claimant, the decision upon review shall set forth: (a) the specific reason(s) for the adverse determination; (b) reference to the specific Plan provision(s) on which the determination is based; (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim; and (d) a statement notifying the Participant of his right to file a civil action under ERISA §502(a).
          IN WITNESS WHEREOF, the Company has caused this Plan to be executed on the date first written above.

COMPANY: HCA Inc. a Delaware Corporation
By:	/s/ Sabrina Ruderer
Vice President of Human Resources, Compensation & Benefits